Exhibit 10.1

Summary of the Avaya Inc. Non-Employee Director Compensation Program

(as of February 2007)

Below is a summary of the amounts payable to non-employee Directors of Avaya Inc. (the “Company”) in connection with their service on the Company’s Board of Directors (the “Board”).

Annual Retainers

Annual retainers are payable as of March 1 of each fiscal year as follows:

•                  All non-employee Directors receive an annual cash retainer of $70,000.

•                  All non-employee Directors receive an annual equity retainer valued at $120,000.

•                  A non-employee Director who serves on a Board committee receives the following additional annual retainers:

Board Committee	Committee Member	Committee Chairperson (Retainer is Incremental to Committee Member Retainer)
Audit	$10,000	$20,000
Compensation	$5,000	$10,000
Finance	$2,500	$5,000
Governance	$5,000	$10,000
Strategy and Operations	$10,000	$20,000

•                  The non-executive Chairman of the Board receives an additional annual retainer of $50,000 for service in that role that is incremental to any retainers received for serving as a member or chairperson of a Board committee.

Directors do not receive separate meeting fees.  Employee Directors do not receive any separate remuneration for service as Directors of the Company.

Non-employee Directors may elect to receive any or all of their annual retainers otherwise payable in cash in the form of the Company’s common stock. Non-employee Directors may elect to defer any or all of their annual retainers (whether payable in cash or in equity) in a deferred cash account or deferred share account, as applicable, under the terms of the Avaya Inc. Deferred Compensation Plan.

Additional Benefits/Programs

The Company does not provide a retirement plan for non-employee Directors.

The Company provides non-employee Directors with travel accident insurance when traveling in connection with Company-related business.

Directors have an opportunity to participate in the Avaya Product Program for Directors, in which certain Avaya products (specifically, an Avaya IP Office system for one location with up to 20 telephones) and associated maintenance services are provided at no charge; however, the equipment and the related maintenance is taxable as income to any Director that chooses to participate, and the Company provides a gross-up for the resulting taxes.

Directors are eligible to participate in the Avaya Matching Gift Program.  Under the program, charitable donations made by an employee or a Director may be matched dollar for dollar by the Company, subject to a limit of $5,000 per year per employee or Director.